PERSONAL EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into this 22 day of August 2014 ("Effective Date"), by and between Orgenesis Ltd., an Israeli corporation (Company No. 51-467893-7) (“Company”), and Vered Caplan (I.D. No. 023830060) (“Employee”). Orgenesis Inc. (“Parent”), a Nevada Corporation, joins in this Agreement for the limited purposes expressed below.

WHEREAS, Parent owns all of the issued and outstanding share capital of the Company;

WHEREAS, the Company has arranged for the provision of certain CEO services to Parent on the terms and subject to the conditions set out in this Agreement; and

WHEREAS, Employee serves as a member of the board of directors of the Company and as a member of the board of directors of Parent; and

WHEREAS, Employee has been engaged by the Company as its VP Business Development commencing as of April 1, 2012 and until the date hereof on a part time basis pursuant to the Personal and Special Employment Agreement by and between the Employee and the Company dated as of April 1, 2012 (the “Previous Agreement”); and

WHEREAS, this Agreement hereby terminates and replaces the Previous Agreement; and

WHEREAS, from the date hereof the Employee shall be engaged by the Company to provide CEO services to Parent on the terms and subject to the conditions established in this Agreement.

NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings contained herein, the parties hereto have hereby agreed as follows:

1.          Termination of the Previous Agreement.

The parties hereby agree to terminate the Previous Agreement, effective as of the Start Date (as defined below).

2.          Employment, Position And Duties.

2.1

Position. Effective as of December 23, 2013 (the “Start Date”), the Employee will serve as the President and Chief Executive Officer (“CEO”) of Parent and in such other related capacity as the Company may from time to time reasonably require. The Employee will also continue to serve as a member of the Company’s board of directors, and as a member of the board of directors of Parent.

2.2

Duties. The Employee will perform such duties as are regularly and customarily performed by the CEO and President of a company, including but not limited to, being accountable and responsible for overall direction, strategy, research, development and operations of Parent, including fundraising and regulatory compliance.

2.3

Location. The Employee will work out of her home office in Israel or out of the offices of the Company in Israel, at her discretion. The Employee acknowledges that she may be required to travel in the framework of her duties as CEO and President of Parent.

2.4

Reporting. The Employee will report to and take directions from the Board of Directors of the Parent (the “Parent Board”) in all matters relating to the Parent and its business. In all other matters, the Employee shall take directions from the Board of Directors of the Company (the “Company Board”).

2.5	Time and Efforts. During the Employee’s employment with the Company, in order to effectively provide CEO services to Parent, the Employee will:

2.5.1	diligently, honestly and faithfully serve the Company and Parent and use her best efforts to promote and advance the interests of the Company and Parent;

2.5.2	devote significant time and effort and attention to the business and affairs of Parent, its affiliates and subsidiaries;

2.5.3

perform her duties in accordance with applicable laws and in accordance with the policies and procedures of both the Company and the Parent, as the same may be established and revised by the Company and Parent from time to time;

2.6

Fiduciary Obligations. The Employee acknowledges that by serving as President and CEO of the Parent on behalf of the Company, she is an officer and fiduciary of Parent and the Company and occupies a position of trust and confidence and that she will develop and acquire wide experience and knowledge on all aspects of the Parent’s business. The Employee agrees to serve the Company and Parent in a manner which is consistent with the fiduciary duties owed to the Company and Parent. Without limiting the generality of the foregoing, the Employee will observe the highest standards of loyalty, good faith, and avoidance of conflicts of duty and self-interest, and will not assume any fiduciary obligations to any other entity without the approval of the Company and Parent. Notwithstanding the foregoing and provided that the same shall not otherwise constitute a breach of Employee’s obligations or covenants hereunder or impair or materially interfere with the performance of Employee’s responsibilities hereunder, Employee shall be free to engage in other civic, political and social activities, perform speaking engagements, and manage her personal passive investments, provided that such activities do not materially interfere with her obligations to the Company and to Parent, and are not rendered for a company which transacts business with the Company or Parent or engages in business competitive with that conducted by the Company or Parent.

2.7	Salary.

2.7.1

For fulfilment of Employee’s obligations under this Agreement, commencing January 1, 2014, the Company shall pay the Employee a gross monthly salary of NIS 49,585 (the “Base Salary”). Employee agrees compensation for the period between the Start Date and January 1, 2014 will be paid pursuant to the Previous Agreement.

2.7.2

Employee agrees and acknowledges that her position is one that requires a special measure of personal trust and loyalty. Therefore, the provisions of the Hours of Work and Rest Law-1951 shall not apply to Employee and Employee shall not be entitled to any compensation for working more than the maximum number of hours per week set forth in such law in addition to the compensation set forth in this Agreement.

2.7.3

The employment relationship in the Company is built on trust and on work during flexible hours. According to this principle, Employee’s work and rest hours are determined according to the Company’s needs, taking into consideration Employee’s needs and the needs of the Company and Parent, as well as the location and time difference between the Employee’s location and that of Parent. Therefore, insofar as this shall be required by virtue of work needs, Employee shall be expected to be available to the Company and Parent also during irregular and exceptional hours, beyond the normal work day in the Company and Parent.

2.7.4

The Base Salary includes the last cost of living allowance that was paid before signing this Agreement. The Base Salary shall be updated according to the cost of living allowance that shall be in force from time to time, and it shall be paid to Employee not later than the ninth day of each month, for the previous month.

2.8	Manager's Insurance/Pension

2.8.1

The Company shall contribute at the end of each month during the employment of Employee hereunder, an aggregate amount equal to 13.33% of the Salary for the preceding month to a Managers Insurance (Bituach Menahalim) policy (the “Policy”) or 14.33% of the Salary to a comprehensive pension plan (“Pension Plan”), as shall be decided by the Employee, through an agency to be selected by the Company, to be divided as follows: (i) 8.33% towards severance pay (the “Company’s Severance Contribution”); and (ii) either (a) in the case of a Policy, 5% toward provident (compensation) payments, subject to deduction of 5% from the Employee’s Salary as detailed below; or (b) in the case of a Pension Plan, 6.0% toward provident (compensation) payments, subject to deduction of 5.5% from the Employee’s Salary, as detailed below. In case the employee chooses a Policy, the Company shall pay a percentage of the Salary required in order to insure 75% of the Salary (and in any event no more than 2.5% of the Salary) towards loss of working capacity disability insurance pursuant to the Company's disability insurance. The Employee agrees that the Company shall deduct from the Salary an amount equal to 5% or 5.5% of the Salary, as applicable, for the preceding month, and shall pay such amount as premium payable in respect of the provident compensation component of Policy or the Pension Plan, as the case may be. In the event the Employee elects to be insured under a combination of the Policy and Pension Plan, the Employee may determine the allocation between the two, provided that, in any event the Company’s contributions will not exceed the maximum amounts set forth above.

2.8.2

The Company undertakes to transfer the Policy or the Pension Plan, as applicable, to the Employee within a reasonable time after termination of the Employee’s employment with the Company, whether terminated by the Company or the Employee.

2.8.3

The Company’s Severance Contributions will be in lieu of the severance pay that the Employee will be entitled to in the event of her termination, all in accordance with the provisions of Section 14 of the Severance Pay Law, 5723-1963. The Employee’s signature on this Agreement represents the Employee’s agreement to the content of this section. The Company waives in advance any right it may have in the future for the return of the Company’s Severance Contributions, or any of them, unless:

2.8.3.1	The Employee’s entitlement for severance pay has been deprived by a judgment, under the provisions of sections 16 or 17 of the Severance Pay Law, 5723-1963, and as long as it was so deprived; or

2.8.3.2	The employee has withdrawn monies from the Policy or the Pension Plan, as applicable, not in circumstances of death, disability or retirement at the age of 60 or more.

2.8.4	A copy of the Order and Confirmation Regarding Payments of Employers to the Policy and Pension Plan instead of Severance Pay is attached as Appendix A to this Agreement.

2.8.5

The Company's contribution to the Policy or the Pension Plan, as applicable, shall be calculated solely based on the Salary, and the Employee's entitlement to severance pay, if any, shall be calculated solely based on the Salary and no other payment, right or benefit to which the Employee is entitled under this Agreement or by law shall be taken into account in such calculations.

2.9	Stock Options. The Employee will be eligible for options as described below in Section 2.12.

2.10	Cellular Phone and Internet Services.

2.10.1

Company shall provide Employee with a cellular phone (the “Cellular Phone”) to be placed at Employee’s disposal for her use in the course of performing her obligations under this Agreement, provided that Company’s procedures in respect thereof are followed.

2.10.2

Employee shall return the Cellular Phone (together with any other equipment supplied) to Company’s principal office upon termination of her employment under this Agreement. Employee shall have no rights of lien with respect to the Cellular Phone and/or any of said other equipment.

	2.10.3	Employee shall bear any taxes applicable in connection with the Cellular Phone and/or the use thereof.

	2.10.4	Company shall pay for internet services provided to Employee for her home computer. Employee shall bear any tax that may be applicable in connection therewith.

2.11	Company Car.

2.11.1

Company shall provide Employee with a Mazda MPV or equivalent car (the “Company Car”) to be placed at Employee’s disposal, solely for Employee’s business and reasonable personal use and for the reasonable use of her spouse and any children over the age of 19 holding valid driver’s licenses (the “Authorized Drivers”), provided that Company’s procedures in respect of said use are followed.

2.11.2

Employee shall take good care of such Company Car and ensure that the provisions of the insurance policy and Company’s rules relating to the Company’s cars, as shall exist from time to time, are strictly, lawfully and carefully observed.

2.11.3

Employee is aware that in order to provide her with the Company Car the Company shall lease the Company Car from a leasing company, and Employee undertakes to strictly comply with the provisions of the leasing agreement.

	2.11.4	Employee shall bear and pay the following:

2.11.4.1	All expenses relating to any violation of law committed in connection with the use of the Company Car, including without limitation, all fines and penalties; and

2.11.4.2

The cost of any deductible amount charged the Company for damage caused to the Company Car and/or any amount in compensation of any type charged the Company in connection with the use of the Company Car by Employee and/or any Authorized Driver.

2.11.5

Employee hereby irrevocably authorizes Company to set off and deduct all amounts that may be owed to Company under this Section 0 from and against the Salary and/or any other amounts due to Employee from Company under the Employment Agreement.

2.11.6

The value of the monthly use of the Company Car shall be added to the Salary, in accordance with income tax regulations applicable thereto and Employee shall bear all taxes in connection with the Company Car and/or the use thereof.

2.11.7

Employee shall return the Company Car (together with its keys and any other equipment supplied and/or installed therein by Company) to Company’s principal office upon termination of her employment under this Agreement. Employee shall have no rights of lien with respect to the Company Car and/or any of said other equipment.

2.12

Stock Options. The parties acknowledge that the Parent’s current Global Share Incentive Plan (2012) (the “Plan”) does not currently permit the grant of some or all of the stock options (the “Options”) referred to in this Agreement and that any covenant in this Agreement that provides for the grant of Options is subject to the prior amendment of the Plan. Subject to the foregoing, Employee will be granted Options to purchase shares of common stock of Parent, par value $0.0001 each, under the Capital Gains Track of Section 102 of the Israeli Tax Ordinance, pursuant to the Plan, as follows:

2.12.1

Options to purchase 1,657,300 shares of common stock of Parent (representing approximately 3% of the issued and outstanding shares of common stock of Parent as of the Effective Date) will be granted on the Effective Date (or as soon thereafter as the Plan is amended to permit such a grant) and vest as follows: (i) options to purchase 414,304 shares of common stock shall vest immediately on the Effective Date (or, if later, the date of grant) and (ii) options to purchase the balance of 1,242,996 shares of common stock shall vest on a quarterly basis over a period of four years from the Effective Date (i.e., initially, 77,687 of the options shall vest three months following the Effective Date).

2.12.2

Options to purchase an additional 1,104,950 shares of common stock of Parent will be granted on the Effective Date (or as soon thereafter as the Plan is amended to permit such a grant) and vest pursuant to performance milestones to be determined at the absolute discretion of the Compensation Committee of the Parent Board no later than December 31, 2014.

	2.12.3	All of the options above shall have an exercise price equal to the par value per share of common stock.

2.12.4

All of the options above shall otherwise be subject to the terms of the Plan (as the same may be amended from time-to-time) and the execution by Employee of a customary stock option grant letter. Parent has joined in this Agreement for, inter alia, the purpose of agreeing to grant the options to Employee and for the purpose of agreeing to use commercially reasonable efforts to amend the Plan in order to increase the number of shares for which options may be granted thereunder.

2.13	Bonus. Any bonus payable to the Employee for any year is at the absolute discretion of the Parent Board and its compensation committee.

2.14

Expenses. The Company will reimburse the Employee for expenses reasonably and properly incurred by her in the performance of her duties and responsibilities under this Agreement, in accordance with a budget that will be pre-approved and set forth in the inter-company agreement between the Company and Parent

2.15	Vacation.

2.15.1

The Employee will be entitled to five (5) weeks paid vacation each calendar year to be taken at such time or times as the Employee may select and as the Parent Board and Company Board may reasonably approve, having regard to the business affairs and operations of the Company and Parent.

	2.15.2	Employee shall be entitled to accumulate the unused balance of her vacation days up to a maximum of 20 days annually (the “Ceiling” ).

	2.15.3	If Employee’s accumulated vacation days exceed the Ceiling, the balance shall be deleted and shall be forfeited.

2.16

Indemnity and D&O Insurance. Both the Company and Parent agree to arrange to allow Employee to benefit from any director and officer liability insurance coverage policy carried by either of them. In addition, both the Company and Parent shall provide Employee with an indemnification agreement at least as favorable as those provided to other senior executive officers and directors of Parent.

3.	Employment Period and Termination Thereof.

	3.1	The Employee’s employment by the Company shall commence on the date specified in this Agreement, and shall not be limited in time.

3.2

The Employee’s employment may be terminated by either party subject to the delivery of prior written notice by the terminating party, as follows: (i) at least thirty (30) days in advance, if termination occurs any time during the first year of Employee’s employment; or (ii) at least six (6) months in advance, if termination occurs after completion of the first year of employment; and (iii) at least twelve (12) months in advance, if termination is due to a change in control (the “Notice Period”).

	3.3	The provisions of Section 2 of Appendix B attached hereto shall apply to the terms of termination of Employee’s employment.

4.	Social Contributions and Severance Pay.

The Company shall make social contributions on Employee’s behalf in accordance with applicable law.

5.	Convalescence (“Havra’ah”).

Employee shall be entitled to annual convalescence pay in an amount to be determined in accordance with Israeli regulations in regards to the private sector as in effect from time to time with respect to such pay.

6.	Sick Leave.

	6.1	Employee shall be entitled to sick leave in accordance with the provisions of the Sickness Pay Law – 1976.

	6.2	Sick leave may be accumulated up to a ceiling of 90 days, but may not be redeemed under any circumstances.

7.	Confidentiality, Non-Competition, Non-solicitation and Intellectual Property

7.1

Employee hereby declares that she is obliged to the provisions of the Confidentiality, Non-Competition, Non-solicitation and Assignment of Intellectual Property clause, as described in Section 3 of Appendix B attached hereto.

7.2

In addition to the terms and conditions specified above, the other terms and conditions of Employee’s employment shall be in accordance with the provisions of Appendix B attached hereto, and the policies of the Company, as may be from time to time.

7.3

In light of Notice to Employee Law (Employment Terms), 2002 and the regulations thereof, attached as Appendix C is a Notice of Employment Terms. Such notice is provided in Hebrew. If there is any deviation between the terms of this Agreement and said notice as a result of translation or otherwise, the terms of this Agreement shall prevail.

8.	General.

	8.1	Amendment. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Employee and an authorized officer of the Company.

8.2

Compliance with Policies and Laws. The Employee agrees to abide by all the policies and procedures, including without limitation, the code of conduct the Company and Parent The Employee also agrees to abide by all laws applicable to the Company and Parent, in each jurisdiction in which the aforementioned do business.

8.3

Governing Law and Venue. This Agreement and all rights and duties of the parties hereunder shall be exclusively governed by and interpreted in accordance with the laws of the State of Israel. The competent courts of the State of Israel, Tel Aviv Jaffa district, shall have the exclusive jurisdiction over the parties with regard to this Agreement, its execution, interpretation and performance.

8.4

Notices. Any notice given or required to be given under this Agreement will be in writing and signed by or on behalf of the party giving it. Such notice may be served personally and in either case may be sent by priority post to the addresses of the parties noted on page one of this Agreement, or by fax, email or other electronic transmission. Any notice served personally will be deemed served immediately, and if mailed by priority post will be deemed served seventy two (72) hours after the time of posting, and if by electronic transmission, upon successful transmission.

8.5

Severability. If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it will not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions will remain in full force and effect to the fullest extent permissible by law.

8.6

Assignment of Rights. The Company will have the right to assign this Agreement to another party. The Employee shall not assign the Employees rights under this Agreement or delegate to others any of the Employees’ functions and duties under this Agreement, without the prior express written consent of the Company and the Parent, which consent may be withheld at the sole discretion of the Company or the Parent, respectively.

8.7

Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

8.8	Headings. The headings contained herein are for reference purposes only and will not in any way affect the construction or interpretation of this Agreement.

[Signature page to follow.]

INTENDING TO BE LEGALLY BOUND, the parties hereunto have signed this Agreement as of the 22 day of August, 2014.

ORGENESIS LTD.

/s/ Joseph Tenne

By: JOSEPH TENNE
       Authorized Signatory

Title: DIRECTOR

SIGNED by VERED CAPLAN

/s/ Vered Caplan
Signature

ORGENESIS INC. joins in this Agreement for the limited purpose of agreeing to the covenants contained in Sections 2.12 and 2.16, above.

ORGENESIS INC.

/s/ Guy Yachin

By: GUY YACHIN
       Authorized Signatory

Title DIRECTOR

Appendix A

Order and Confirmation Regarding Payments of Employers to Pension Funds and
Insurance Funds instead of Severance Pay

הסכם עפ"י סעיף 14 לחוק פיצויי פיטורים

אני הח"מ, מאשר/ת בזאת כי אני מסכים/מה לאמץ את התנאים המפורטים להלן בדבר תשלומים שוטפים בלבד של המעביד לקופת הביטוח (ביטוח מנהלים) למטרת קיצבה ו/או לקרן פיטורים, כפי שפורסמו בי"פ 4659 מיום 30.6.98 בע"מ 4394 (תיקון אחרון – י"פ 4970, בעמ' 1949):

בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים התשכ"ג – 1963 (להלן – החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופת גמל) התשכ"ד – 1964 (להלן – קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקצבה או שילוב של תשלומים לתכנית קצבה ולתכנית שאינה לקצבה בקופת ביטוח כאמור (להלן – קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח בין אם יש בקופת הביטוח תכנית לקצבה ובין אם לאו (להלן – תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן – השכר המופטר), ובלבד שנתקיימו כל אלה:

1. **תשלומי המעביד -**

(א) לקרן פנסיה אינם פחותים מ- 14.33% מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר. לא שילם המעביד בנוסף ל- 12% גם 2.33% כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;

(ב) לקופת ביטוח אינם פחותים מאחד מאלה:

(1) 13.33% מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אובדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחיסכון במשרד האוצר, בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור לפי 2.5% מהשכר המופטר, לפי הנמוך מביניהם (להלן – תשלום לביטוח אובדן כושר עבודה);

APPENDIX B TO PERSONAL EMPLOYMENT AGREEMENT

1.	General

	1.1	This agreement constitutes an integral part of the personal employment agreement dated August 22, 2014, between Ms. Vered Caplan (the “Employee”) and Orgenesis Ltd. (the “Company”) (the “Agreement").

1.2

Unless otherwise provided in this Agreement, the provisions of any collective agreement (“Heskem Kibutsi”), collective arrangement (“Hesder Kibutsi”) or other custom of any kind shall not apply, unless otherwise determined by applicable law.

1.3

The Employee warrants, confirms and undertakes that she is entitled to enter into this Agreement and to assume all the obligations pursuant hereto, that there is no contractual or other impediment to her entering into this Agreement.

1.4

The Employee hereby warrants that she has no medical or other problems which might prevent her from performing her obligations to work for the Company. The Employee shall notify the Company of any change in her state of health.

2.	Employment Period and Termination Thereof

2.1

During the Notice Period as described in Section 3 of the Agreement, the Employee shall continue to render services to the Company until the termination of the Notice Period, unless otherwise instructed by the Company. Nevertheless, the Company shall have the right not to take advantage of the full Notice Period and may terminate the employment at any time during the Notice Period. In the event of such termination, the Company shall pay the Employee her Salary for the remainder of the Notice Period.

For the avoidance of any doubt, it is hereby expressed that the Company reserves this right in both the event the notice of termination of employment was delivered by it or in the event that it was delivered by the Employee, and a latter case shall not constitute a dismissal of employment by the Company

2.2

Notwithstanding the foregoing, the Company may terminate the employment without the delivery of a prior written notice, in the event that Employee is not eligible to severance pay under the provisions of the Severance Pay Law, 1963 and/or is in breach of her fiduciary duty, including but not limited to a commission of a felonious crime connected with her employment and/or is in breach of her obligations re confidentiality, non-competition and intellectual property, as defined in Section 4 henceforth.

2.3

In the event that the Employee terminated her employment with the Company, for any reason, without the delivery of a prior written notice, the Company is entitled to deduct from any debt which it owes the Employee an amount equal to the Salary that would have been due to the Employee for the Notice Period during which she should have worked pursuant hereto, had she worked.

2.4	The Employee undertakes that immediately upon the termination of her employment with the Company, for any reason, or prior thereto, as per the Company's instructions, she shall act as follows:

2.4.1

She shall deliver and/or return to the Company all the documents, diskettes or other magnetic media, letters, notes, reports and other papers in her possession and relating to her employment with the Company, as well as any equipment and/or other property belonging to the Company which was placed at her disposal;

	2.4.2	She shall delete any information relating to the Company or its business from her personal computer, if any;

2.4.3

She shall coordinate her resignation with her the board and shareholders of the Company, including the orderly handing over of her duties as CEO and President of Orgenesis Inc. ("Parent") according to the timetable determined by her supervisors, and she shall hand over her duties in an orderly fashion and in accordance with the Company procedures, the documents and all the other matters dealt with by her to whomever the Company instructs, and all to the satisfaction of the Company.

3.	Confidentiality, Non-Competition/Non-solicitation and Intellectual Property

The Employee warrants and undertakes that for as long as she is employed by the Company, and after the termination of such employment, for any reason, she shall maintain in complete confidence any matters that relate to the Company, Parent, the affairs and/or business thereof, including regarding the terms and conditions of her employment pursuant to this Agreement, and that she shall not harm the goodwill or reputation of the Company or Parent, and she agrees to the provisions of the confidentiality, non-competition, non- solicitation and intellectual property clauses as specified below.

The Employee's obligations pursuant to this Section derive from her status and her position in the Company and Parent, along with all matters connected therewith, and the terms and conditions of the Employee's employment pursuant to this Agreement, including her Salary, have been determined in part, inter alia, in consideration of this undertaking and constitute sufficient consideration for her obligations hereunder.

3.1	Confidentiality

3.1.1

The Employee undertakes to maintain the Confidential Information (as defined below) of the Company, including its Parent and their affiliates, during the term of her employment with the Company and after the termination of such employment, for any reason.

3.1.2

Without derogating from the generality of the foregoing, the Employee hereby agrees that she shall not, directly or indirectly, disclose or transfer to any person or entity, at any time, either during or subsequent to her employment period, any trade secrets or other confidential information, whether patentable or not, of the Company and/or Parent and/ro their affiliates, including but not limited to, any (i) processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, survey, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of Employees; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information which is not known to the public (collectively, “Confidential Information”), of which the Employee is or becomes informed or aware during the employment period, whether or not developed by the Employee.

3.1.3

The Employee undertakes not to directly or indirectly give and/or transfer, directly or indirectly, to any person or entity, any material and/or raw material and/or product and/or part of a product and/or model and/or document and/or diskette and/or other information storage media and/or photocopied and/or printed and/or duplicated object containing any or all of the Confidential Information.

3.1.4

The Employee undertakes not to make any use, including duplication, production, sale, transfer, imitation and distribution, of all or any of the Confidential Information, without the prior written consent of the Company.

3.1.5

The Employee will not use or disclose any confidential information or trade secrets, if any, of any former employer or any third party or any information in respect of which the Employee has confidentiality obligations, and will not bring onto the premises of the Company any such information, unless express written consent was provided by such former employer or third party.

3.1.6

In the event the Employee is in breach of any of her above obligations, she shall be liable to indemnify, compensate and hold the Company harmless in respect of all damages and/or expenses incurred by the Company as a result of such breach, including trial costs and legal fees and applicable taxes, and such being without derogating from any other relief and/or remedy available to the Company by virtue of any law.

3.2	Non-Competition/ Non-Solicitation

3.2.1

The Employee undertakes that during the period of her employment with the Company and for a period of twelve (12) months after the termination thereof, for any reason, she shall not, anywhere in the world, do business, as an employee, independent contractor, consultant or otherwise, and shall not directly or indirectly participate in or accept any position, proposal or job offer that may directly or indirectly compete with or harm the Company, Parent, or their affiliates, or in the field in which the Company engages, is engaged or is about to engaged (the “Competitive Occupation").

The foregoing shall apply irrespective of whether the Competitive Occupation is carried out by the Employee alone or in cooperation with others and shall apply to the participation of the Employee in a Competitive Occupation, whether as a controlling shareholder or as an interested party.

3.3	Intellectual Property, Copyright and Patents

3.3.1

The Employee hereby acknowledges and agrees that the Company owns and shall own any and all Intellectual Property Rights created, made or discovered by the Employee or employee or personal that reports to Employee either: during the term of employment; and/or in connection therewith; and/or in connection with the Company, its business (actual and/or contemplated), products, technology and/or know how or that of Parent ("Company IPR"). Intellectual Property Rights means all worldwide (a) patents, patent applications and patent rights; (b) rights associated with works of authorship, including copyrights, copyrights applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information; (d) moral rights; (e) rights analogous to those set forth herein and any other proprietary rights relating to intangible property including ideas; and (f) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.

3.3.2

The Employee hereby assigns to the Company and/or its designee, all right, title and interest in and to Company IPR upon its creation. The Employee will assist the Company to obtain, and from time to time enforce, any Company IPR worldwide, including without limitation, executing, verifying and delivering such documents and performing such other acts as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Company IPR. Such obligation shall remain in effect beyond the termination of the Employee's relationship with the Company, all for no additional consideration provided that Employee shall not be required to bear any expenses as a result of such assignment. In the event the Company is unable for any reason, after reasonable effort, to secure Employee's signature on any document required, Employee hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as its agent and attorney in fact to act for and in its behalf to further the above purposes.

3.3.3

The Employee hereby waives, releases and forever discharges any claims and/or demands whatsoever, whether in law, in equity or otherwise, in relation to the Company IPR, including without limitation any moral rights and rights to receive royalties in connection therewith and expressly waive any rights to receive royalties under the Israeli Patent Law- 1967 including, without limitation, Section 134 thereof and/or other applicable laws.

3.3.4

The Employee represents and warrants that upon execution hereof it has not created and does not have any right, title or interest in and to any Intellectual Property Rights related and/or similar to Company's business, products or Intellectual Property Rights. The Employee undertakes not to incorporate any prior inventions in any Company IPR.

3.3.5

The Employee undertakes to immediately inform and deliver to the Company, written notice of any Company IPR conceived/ invented by her and/or personal of the Company and/or its successors who are subordinate to him, immediately upon the discovery thereof.

3.3.6

The Employee's obligations pursuant to this Section shall survive the termination of her employment with the Company and/or its successors and assigns with respect to inventions conceived by her during the term of her employment or as a result of her employment with the Company.

3.4

Employee acknowledges that the restricted period of specified hereunder are reasonable, in view of her position and the nature of the business in which the Company is engaged, the Employee’s knowledge of the Company’s business and the compensation she receives. Notwithstanding anything contained herein to the contrary, if the period of time specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding. The Employee acknowledges that the compensation and benefits granted to her by the Company under this Agreement were determined, inter alia, in consideration for her obligations under this Section 3.

4.	Taxes

The Employee shall bear all the taxes deriving from the rights and benefits received by her pursuant to this Agreement. It is hereby expressed that all the amounts specified in this contract are gross and statutory tax shall be deducted from them.

I have carefully read this agreement and its appendices thereto, I have understood the contents, the terms and conditions included therein and undertake to perform all the thereof and I agree to the obligations therein.

Signature:	/s/ Vered Caplan

Employee’s name:	Vered Caplan

Identity number:	023830060

Date:	August 22, 2014

Annex C